                                                                 Exhibit 3(ii).3

                            CERTIFICATE OF AMENDMENT

                                       TO

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       AMERICAN TOWER SYSTEMS CORPORATION



     American Tower Systems Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That all of the members of the Board of Directors of American Tower Systems Corporation, by written consent filed with the records of the meetings of the Board of Directors of the Corporation, adopted the following resolutions proposing and declaring advisable an amendment to the Restated Certificate of Incorporation of the Corporation:

   RESOLVED:   That the Board of Directors of the Corporation deems
               it advisable and in the best interests of the Corporation that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be, and, upon approval and adoption thereof by the holders of a majority of the outstanding shares of Common Stock of the Corporation, it hereby is, amended by deleting such paragraph in its entirety and replacing in its place the following:

               FOURTH: The aggregate number of shares of all classes of stock
               ------
               which the Corporation is authorized to issue is 280,000,000 shares, of which 20,000,000 shall be shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and 260,000,000 shall be shares of Common Stock, $.01 par value per share (the "Common Stock"), of which 200,000,000 shall be shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and 50,000,000 shall be shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), and 10,000,000 shall be shares of Class C Common Stock, $.01 par value per share (the "Class C Common Stock").

     RESOLVED:  That the Board of Directors of the Corporation deems it advisable and in the best interests of the Corporation that Subsection 4. of Section D of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be, and, upon approval and adoption thereof by the holders of a majority of the outstanding shares of Common Stock of the Corporation, it hereby is, amended by deleting the first paragraph of such Subsection in its entirety and replacing in its place the following:

                    "4.  (a)  Automatic Conversion of Class B Common Stock Upon
                              -------------------------------------------------
                      Non-Permitted Transfer of Class B Common Stock.
                      ----------------------------------------------

                      No Person other than American Radio, to the extent
                hereinafter provided, holding shares of Class B Common Stock may Transfer, and the Corporation shall not register the Transfer of, any share of Class B Common Stock, except to a Permitted Transferee of the Class B Holder (such transfer being referred to herein as a "Permitted Transfer"). Anything in this Subsection or elsewhere in this Restated Certificate of Incorporation to the contrary notwithstanding, (a) American Radio may transfer shares of Class B Common Stock to any wholly-owned subsidiary of American Radio, and (b) American Radio and any wholly-owned subsidiary of American Radio may transfer shares of Class B Common Stock to the holders of American Radio's Class B Common Stock or options to purchase its Class B Common Stock, whether pursuant to the CBS Merger, the Tower Merger or otherwise. Any purported Transfer of economic, record or beneficial ownership of shares of Class B Common Stock other than in accordance with the terms of this Subsection shall, without any act on the part of the Corporation, the Class B Holder, the transferee or any other Person, result in the conversion of each share of the purportedly transferred shares of Class B Common Stock into one share of Class A Common Stock effective on the date of such purported transfer, and the stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock. Notwithstanding the foregoing, any Class B Holder may pledge its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be registered in the name of the pledgee and shall remain subject to the provisions of this Subsection. In the event of foreclosure or other similar action with respect to such shares by the pledgee, such pledged shares of Class B Common Stock may only be Transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may elect."

     RESOLVED: That the Board of Directors of the Corporation deems it advisable and in the best interests of the Corporation that Section F of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be, and, upon approval and adoption thereof by the holders of a majority of the outstanding shares of Common Stock of the Corporation, it hereby is, amended by inserting the following definitions in such Section in the appropriate places in the alphabetical sequence:

                    "The term "American Radio" shall mean American Radio Systems
                Corporation, a Delaware corporation.

                    The term "CBS Merger" shall mean the merger of R Acquisition
                Corp., a Delaware corporation ("R Corp"), into American Radio pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, by and among American Radio, R Corp and CBS Corporation, a Pennsylvania corporation, as amended by the parties thereto on December 19, 1997 and as such Amended and Restated Agreement and Plan of Merger may, from time to time, be amended, modified, supplemented and restated.

                    The term "Tower Merger" shall mean the merger of ATS Merger
                Corporation, a Delaware corporation ("ATS Merger"), into American Radio pursuant to the Agreement and Plan of Merger, dated as of December 18, 1997, by and between American Radio and ATS Merger, as such Agreement and Plan of Merger may, from time to time, be amended, modified, supplemented and restated."

    SECOND: That written consent to the foregoing amendment has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in such Section 228.

    THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, American Tower Systems Corporation has caused this Certificate of Amendment to be signed by Joseph L. Winn, its Chief Financial Officer and Treasurer, as of this 27th day of April, l998.

                            AMERICAN TOWER SYSTEMS CORPORATION



                            By: ____________________________________
                                Joseph L. Winn
                                Chief Financial Officer and Treasurer